Name: Marc Greenberg
Date: 01/09/2023
Dear Marc,
In recognition of your contributions to Blend Labs, Inc. (“Blend”), the Compensation Committee of Blend’s Board of Directors (the “Committee”) has approved a special bonus arrangement for you subject to the terms and conditions described below.
Special Bonus
●April 2023 Bonus: Subject to your continued employment with Blend through March 31, 2023, you will receive a Bonus Payment (as defined below) equal to the amount by which Your Earned Pay (as defined below) is less than $1,458,333 for the months of September 1, 2022 through March 31, 2023. The Bonus Payment will be made on April 21, 2023 in accordance with Blend’s payroll processes and procedures. However, if your employment with Blend is terminated by Blend without Cause (as defined below) prior to March 31, 2023, you will be paid the Bonus Payment on the first regularly scheduled payroll date to occur following the date you sign a release of claims with Blend and it becomes effective and irrevocable.
●“Bonus Payment” means a payment in cash or fully vested Blend Class A common stock (“Shares”) of equivalent value, as determined by the Committee in its sole discretion. The value of any Shares will be determined using the 30 trading day average closing price of the Shares on the NYSE ending on March 31, 2023 (or, if the Bonus Payment becomes payable as a result of a termination of your employment with Blend by Blend without Cause, the last day of the calendar month prior to the date of your termination), rounded down to the nearest Share. Any Bonus Payment will be subject to applicable withholdings and deductions.
●“Cause” means (i) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (ii) your unauthorized use or disclosure of Blend’s confidential information or trade secrets, which use or disclosure causes material harm to Blend; (iii) your material breach of any written agreement between you and Blend regarding the terms of your service to Blend; (iv) your material failure to comply with Blend’s written policies or rules that causes material harm to Blend; (v) your gross negligence or willful misconduct in the performance your duties to Blend that causes material harm to Blend; (vi) your continuing failure to perform assigned duties after receiving written notification of such failure from the Board; or (vii) your failure to participate in good faith with a governmental or internal investigation of Blend or its directors, officers or employees, if Blend has requested your cooperation; provided that any action, failure, breach or misconduct described in clauses (ii) through (vii) will constitute “Cause” only if such action, failure, breach or misconduct continues after Blend has provided you with written notice and thirty (30) days to cure the same if such action, failure, breach or misconduct is curable. For purposes of this “Cause” definition, “Blend” means Blend and its subsidiaries.
●“Your Earned Pay” means your base salary plus any additional cash bonuses earned during the specified time period set forth above, plus the value of any Blend equity awards that you hold that vests during the same period. The value of equity vesting will be determined using:
○For any Share, the value will be determined as set forth in the definition of Bonus Payment.
○For options to purchase Shares, the Black-Scholes value on any vesting date with the following assumptions:
■Term: Actual remaining term of option
■Volatility: The volatility of the Shares from September 1, 2022 through the day prior to the date the stock option vests
■Risk Free Rate: The average of the daily interest rate on three month treasury bills from September 1, 2022 through the day prior to the date the stock option vests
■Dividend Yield: 0%
The Bonus Payment is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted and construed in accordance with such intent.

Furthermore, your last day of employment with Blend will be April 1, 2023. Following your departure from Blend without Cause, you will be eligible to receive nine weeks of severance in accordance with Blend practices, and subject to your signing and not revoking a release of claims in favor of Blend.
We are hopeful that the Bonus Payment conveys that we value you, and that we are committed to supporting your impact at Blend.
Nima
Acknowledged and Agreed

Marc Greenberg

Date: